Exhibit 99

Enterprise Bancorp, Inc announced net income of $1.8 million for the quarter ended June 30, 2008 compared to $2.3 million for the quarter ended June 30, 2007.  Diluted earnings per share were $0.22 for the second quarter compared to $0.29 for the same period in 2007.  The quarterly results represented decreases of 23% and 24% in net income and diluted EPS, respectively, compared to the same period in the prior year.  Net income for the six months ended June 30, 2008 amounted to $3.8 million compared to $4.5 million for the same period in 2007.  Diluted earnings per share were $0.48 for the six months ended June 30, 2008 compared to $0.58 for the comparable 2007 period.  The year-to-date results represented decreases of 16% and 17% in net income and diluted EPS, respectively, compared to the same period in the prior year.  On July 16, the company announced a third quarter dividend of $0.09 per share to be paid on September 2, 2008 to shareholders of record as of August 12, 2008. The quarterly dividend represents a 12.5% increase over the 2007 dividend rate.

The decrease in net income as compared to the prior year periods was primarily attributed to reduced spreads in the first six months of 2008, which is prevalent nationally at community banks, and certain non-core earnings items including an increase in the provision for loan losses principally due to strong loan growth in the first six months of 2008 and securities gains realized in 2007.

Total assets were $1.116 billion at June 30, 2008 as compared to $1.058 billion at December 31, 2007, an increase of 5.5%.  Total loans increased 6% since December 31, 2007 amounting to $885.2 million at June 30, 2008.  Total loans have increased 11% since June 30, 2007. Total deposits, excluding brokered deposits, were $890.0 million at June 30, 2008 and $798.1 million at December 31, 2007, an increase of 12%.  Brokered deposits amounted to $32.4 million and $70.7 million on those respective dates.  Investment assets under management amounted to $525.0 million at June 30, 2008 compared to $573.6 million at December 31, 2007, a decrease of 8%.  Total assets under management amounted to $1.664 billion at June 30, 2008 as compared to $1.652 billion at December 31, 2007, an increase of 1%.

We are extremely pleased that the bank continues its successful growth and expansion.  Challenging economic cycles are not new to the bank or our experienced lending team. Enterprise opened for business in 1989 during a severe recession.  We feel that the disciplined and consistent lending practices established at that time, and which are ingrained in our culture, have served us well.  While many of our competitors are currently retrenching, we have chosen to make significant investments in growth initiatives including: consistent marketing; hiring of key personnel; opening of new branch locations; and increased investments in our service culture and employee development.  These strategies negatively impact earnings in the short-term to promote future growth. Our asset quality and capital levels remain strong due to our sound lending and credit review practices, our in-depth knowledge of our markets, and our prudent investment strategies.  We do not have a “sub-prime” lending program and our non-performing loan and charge-off ratios remain at low levels.  With our strong foundation, and almost 20 years of experience under varying market conditions, we are poised to grow.  We are committed to investing in the future as we continually strengthen our position as the leading business bank in our region.

Net interest income for the quarter ended June 30, 2008 amounted to $10.2 million, compared to $10.1 million in the June 2007 quarter.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.12% for the quarter ended June 30, 2008 compared to 4.10% and 4.46% for the quarters ended March 31, 2008 and June 30, 2007, respectively.

Net interest income for both the six month periods ended June 30, 2008 and 2007 amounted to $20.1 million.  Net interest margin was 4.10% for the six months ended June 30, 2008, compared to 4.49% for the same period in 2007 and 4.40% for the year ended December 31, 2007. The decrease in margins resulted from asset yields repricing downward, due to the market rate reductions that began in September 2007 and continued through the first quarter of 2008.  Deposit and funding costs also declined over this period, but at a slower pace due to tight credit markets and a highly-competitive marketplace for deposits during that period.

The provision for loan losses, which is impacted by loan growth and asset quality, amounted to $550 thousand for the second quarter of 2008, as compared to $52 thousand in the second quarter of 2007.  The provision for loan losses for the six months ended June 30, 2008 amounted to $867 thousand, compared to $135 thousand for the same period in 2007.  The increases over the prior-year periods were primarily due to loan growth and the effect of net charge-offs which occurred primarily in the second quarter.  Total loans have increased $51.4 million, or 6%, since December 31, 2007. Year-to-date, the company recorded 2008 net charge-offs of $213 thousand, compared to 2007 year-to-date net recoveries of $42 thousand.  Asset quality remains strong with annualized year-to-date net charge-offs amounting to only 0.05% of average total loans, and non-performing assets to total assets of 0.57% at June 30, 2008.  The allowance for loan losses to total loans ratio was 1.60% at June 30, 2008, compared to 1.62% at December 31, 2007, and 1.65% at June 30, 2007.

Non-interest income for the quarter ended June 30, 2008 amounted to $2.4 million, a decrease of $127 thousand, or 5%, over the same quarter in the prior year.   Non-interest income for the six months ended June 30, 2008 was $4.8 million, an increase of $192 thousand, or 4%, compared to the same period in 2007.  Excluding security gains, non-interest income increased $298 thousand or 14%, and $623 thousand, or 15%, over the comparable three and six-month periods, respectively, in the prior year.  Non-interest expense was $9.6 million quarter-to-date, an increase of $640 thousand, or 7%, over the comparable period in 2007.  Non-interest expense amounted to $18.6 million for the six months ended June 30, 2008, an increase of $1.2 million, or 7%, compared to the same period in 2007.

On May 19, plans were announced concerning Enterprise Bank’s first “Celebration of Excellence.”  As a kick-off to our 20th year in business, we have established an award’s program to honor the entrepreneurial spirit in our communities.  We have advertised in both the local media and numerous business publications informing the business community about the Celebration.  For more information on this very important bank initiative, please visit our website at www.enterprisebanking.com/COE.

Grand Opening Ceremonies were held at our new 255 Broadway Methuen office on Thursday, June 5.  A large group of business and community leaders joined us as we launched our 15th office.  The Methuen team, comprised of a talented group of local professionals, has introduced many new customers to Enterprise during the first month in business.  Later in June, we announced plans to open a branch facility at 340 Great Road, Acton.  Like Methuen, Acton is a vibrant community that attracts many small businesses and professionals.  The new office will be located in a highly-visible and well-traveled location and opens up many new opportunities for the bank.  We anticipate opening both our Derry, N.H. office (announced last quarter) and Acton in 2009.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President/Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED INCOME STATEMENTS

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Net interest income	$10,155	$10,058	$20,071	$20,094
Provision for loan losses	550	52	867	135
Net interest income after provision for loan losses	9,605	10,006	19,204	19,959
Non-interest income	2,388	2,515	4,785	4,593
Non-interest expense	9,604	8,964	18,635	17,484
Income before income taxes	2,389	3,557	5,354	7,068
Income tax expense	606	1,239	1,554	2,528
Net Income	$1,783	$2,318	$3,800	$4,540

Basic earnings per share	$0.22	$0.30	$0.48	$0.58
Diluted earnings per share	$0.22	$0.29	$0.48	$0.58
Basic weighted average common shares outstanding	7,962,963	7,797,414	7,950,475	7,772,836
Diluted weighted average common shares outstanding	8,000,586	7,897,422	7,990,545	7,888,515

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007	June 30, 2007
Cash and cash equivalents	$45,002	$32,718	$73,469
Investment securities at fair value	142,317	145,517	137,449
Loans, net of allowance for loan losses	870,983	820,274	781,528
Other assets	57,511	59,157	51,985
Total assets	$1,115,813	$1,057,666	$1,044,431

Deposits	$922,462	$868,786	$938,881
Borrowed funds	84,073	81,429	5,413
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	10,011	9,614	7,992
Total stockholders’ equity	88,442	87,012	81,320
Total liabilities and stockholders’ equity	$1,115,813	$1,057,666	$1,044,431

CONSOLIDATED FINANCIAL DATA AND RATIOS

	At or for the six months ended	At or for the year ended	At or for the six months ended
	June 30, 2008	December 31, 2007	June 30, 2007
Balance Sheet Items:
Total assets	$1,115,813	$1,057,666	$1,044,431
Loans serviced for others	23,246	20,826	19,738
Investment assets under management	525,023	573,608	528,284
Total assets under management	$1,664,082	$1,652,100	$1,592,453

Book value per share	$11.09	$11.00	$10.37
Dividends per common share	$0.18	$0.32	$0.16
Allowance for loan losses to total loans	1.60%	1.62%	1.65%
Non-performing assets to total assets	0.57%	0.39%	0.32%

Income Statement Items (annualized):
Return on average assets	0.72%	0.99%	0.94%
Return on average stockholders’ equity	8.66%	12.11%	11.55%
Net interest margin (tax equivalent)	4.10%	4.40%	4.49%